Exhibit 99

Titan Announces Exchange Agreement for 5.625% Convertible Senior Subordinated Notes due 2017

QUINCY, Ill.—Titan International, Inc (the “Company”) announced today that it was approached by a note holder of the Company’s 5.625% Convertible Senior Subordinated Notes due 2017 (the “Convertible Notes”), with an offer to exchange the note holder’s Convertible Notes for the Company’s common stock.  The two parties have privately negotiated an agreement to exchange (the “Exchange Agreement”) approximately $52.7 million in aggregate principal amount of the Convertible Notes for approximately 4.9 million shares of the Company’s common stock plus a cash payment totaling $14.2M for the premium on the principal and unpaid interest to maturity.

The Company’s total indebtedness will be reduced by approximately $52.7 million and annual interest payments will be reduced by approximately $3.2 million.  Following the exchange, approximately $60.2 million aggregate principal amount of the Convertible Notes will remain outstanding.

The issuance of shares of common stock in the exchange transaction is exempt from registration under the Securities Act of 1933 pursuant to the provisions of Section 3(a)(9) thereof as securities exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange. The shares of common stock issued in the exchange transaction will be unrestricted securities upon issuance.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies and undercarriage products for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773